Contractual Agreement

This Contractual Agreement, herein after referred as (Agreement), effective as of December 5, 2011, is entered by and between The Guitammer Company, an Ohio Corporation whose address is 6117 Maxtown Road, Westerville, OH 43082, herein after referred to as (Contractor) and Jeffrey Paltrow d/b/a Lighthouse Capital, whose address is 826 N. Tuxedo Ave., Deland, FL 32724, herein after referred to as (Firm), together being the parties.

RECITALS

WHERE AS, the Firm has experienced in the area of corporate finance, investor communications and financial and investor public relations, and;

WHERE AS, the Contractor desires to formalize its existing business relationship with the Firm in matters concerning corporate finance, and investor relations with existing shareholders, brokers, dealers, and other investment professionals as to the Contractor's current and proposed activities.

NOW THEREFORE, in consideration of the premises and the mutual convents and agreements set forth, and intending to be legally bound, the Contractor and the Firm agree as follows:

1. Terms of Contractor: The Contractor engages the Firm to act in a capacity to the Contractor and the Firm agrees to provide services to the Contractor commencing on the date set forth above and ending in Ninety (90) days later (the term of the agreement).

2. Duties of the Firm: The Firm will provide the following specific services through its officers and employees during the terms of the Agreement:

I. Advise and assist the Contractor in the developing and implementing appropriate plans and material for representing the Contractor and its business plans, strategies and personnel to the financial community, and creating the foundations for subsequent financial public relations' efforts;

II. introduce the Contractor to the financial community;

III. with the cooperation of the Contractor, maintaining an awareness during the term of this Agreement of the Contractor's plans, strategies, and personnel to the financial community;

IV. assist and advise the Contractor with respect to its:

(i) Stockholders and investor relations;

(ii) relations with brokers, dealers, analyst, and other investment professionals, and;

(iii) financial and generally media public relations.

V. Perform the functions generally assigned to investor and stockholder relations departments in major corporations, including:

(i) Responding to telephone and written inquiries (which may be referred to the Firm by the Contractor);

(ii) assisting in the preparation of the press releases for the Contractor with the Contractor's involvement and approval for reviewing press releases, reports and other communications with or to shareholders, the investment community, and the general public;

(iii) advising with respect to the corporate symbols, logos, names, and other matters relating to the corporation images.

VI. Upon receipt of the Contractor's approval, conduct meetings in person or by telephone, with brokers, dealers, analyst, the investment professionals and the general investing public.

VII. At the Contractor's request, review business plan, strategies, mission statement, budgets, proposed transactions and other plans for the purpose of advising the Contractor of the investment community implications thereof.

VIII. Otherwise perform as the Contractor's financial relations and public relations.

3. Allocation of Time and Energy: The Firm will perform the services in a professional manner, in accordance with the accepted industry standards and in compliance with the applicable securities laws and regulations. Although this Agreement does not specify the hours-per-day that will be required, the parties acknowledge and agree that a disproportionately large amount of the effort to be extended and the cost to be incurred by the Firm and the benefits to be received by the Contractor are to be expected to occur upon and shortly after, and in any event, within two months of the effective date of this Agreement. It is explicitly understood that the Firm's performance of its duties hereafter will in no way be measured by the price of the Contractor's common stock, nor the trading

volume of the Contractor's common stock.

4. Re-numeration: As full and complete compensation for the Firm's agreement to perform the services, the Contractor shall compensate as follows:

A. For undertaking the engagement and the other good of valuable consideration, the Contractor agrees to issue and deliver to the Firm a "Commencement Bonus" payable in the form of Five Thousand Dollars ($5,000.00) and Three Hundred Thousand Shares (300,000) of the Contractor's Restricted Stock (144). The Contractor's bonus shall be issued to the Firm immediately. The additional sum of Ten Thousand Dollars ($10,000.00) will be paid to the Firm as follows: Five Thousand Dollars ($5,000.00) which is due on January 15, 2012; and. the remaining Five Thousand Dollars ($5,000.00) is due on February 15, 2012. This Agreement and renewal thereof, and shall, when issued to the Firm, be fully paid and non assessable at the terms and price agreed upon at that time. The Contractor understands and agrees that the engagement by the Contractor will derive substantial benefit from the execution of this Agreement and ability to establish its relationship with the Firm. The shares of common stock are issued as a Commencement Bonus, therefore, constitutes initial payment for the Firm's agreement to consult with the Contractor and are a prepayment for future services. If the Contractor attempts to terminate this Agreement prior to expiration of its term for any reason whatsoever other than non-performance or breach of contract by the Firm it is agreed and understood that the Firm will not be requested or demanded by the Contractor to return any of the shares of common stock paid. In the case of non-performance or breach of contract the Firm agrees to return all Restricted Stock provided to it by the Contractor.

B. All shares of the restricted common stock issued pursuant to this Agreement shall be issued in the name of Jeffrey Paltrow. Jeffrey Paltrow agrees and understands that the restricted stock will be come free trading under the rules of section 144. The Contractor agrees that if the Contractor files a registration statement with the SEC prior to the Jeffrey Paltrow's required holding period under section 144 then it will include Jeffrey Paltrow's shares in the same registration statement.

5. Expenses: The Firm agrees to pay for all if its expenses (phone, labor, etc.) other than extraordinary items including travel and entertainment required by/or specifically requested by the Contractor, luncheons or dinners for large groups of investment professionals, mass faxing to a sizable percentage of the Contractor's constituents, investor conference call, print advertisement in publications and like expenses approved by the Contractor prior to its incurring an obligation of reimbursement.

6. Indemnification: The Contractor and the Firm agrees to indemnify and hold each other harmless from and against any losses, damages, or liabilities related to or out of the Firm's engagement and the Contractor's relationship with the Firm, and will reimburse each other all reasonable expenses (including reasonable counsel fees) as they are incurred by either the Firm or the Contractor in connection with investigating, preparing for, or defending any action or claim related thereto, whether or not in connection with pending or threatened litigation in which the Firm or the Contractor is a party. The Firm nor the Contractor will not be responsible for any actions, claims, liabilities, losses, and/or damages related to, and other equitable considerations; provides however, that in no event shall amount to be contributed by the Firm nor the Contractor exceed the amounts actually received by the Firm. The foregoing shall be in addition to any rights that the Firm or the Contractor may have at common law or otherwise and shall extend upon the same terms to inure to the benefit of the director and/or officer, employee, agent or controlling person of the Firm or the Contractor.

7. Representation: The Contractor warrants and represents that all oral communications, written documents or materials furnished to the Firm will be accurate at the time the information is provided to the Firm, and the Firm warrants and represents that all communications by the Firm with the public with respect to the financial affairs, operations, profitable and strategic planning of the Contractor will be in accordance with information provided to it by the Contractor that is able to be provided to the public and is not considered non-public or confidential information covered under the December 2, 2011 Confidentiality Agreement between the Firm and the Contractor. The Contractor may rely upon the accuracy of the information provided by the Contractor without independent investigations under federal or any state regulations necessary to perform the services set forth herein. The Firm and its officers and directors are not the subject of any investigation claim decree, or judgment involving any violation of the SEC or securities law.

8. Statute of Independent the Firm: The Firm's engagement pursuant to the Agreement shall be as independent the Firms, and not as an employee, officer or other against the Contractor. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. The Firm further acknowledges the consideration provided herein above is a gross amount of consideration and that the Contractor will not withhold from such consideration in an amount as to income taxes and other such payments shall be made or provided for the Firm and the Contractor shall have no responsibility or duties regarding such matters. Neither the Contractor nor the Firm possesses the authority to bind each other in any agreements without the expressed written consent of the entity to be bound.

9. Waiver: the waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

10. Notices: All notices, requests and other communications hereunder shall be deemed to be duly given if sent by U.S. Mail postage, prepaid, and addressed to the other party as the addressed party set forth herein below.

11. Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by construed, and enforced in accordance with the internal laws of the State of Florida, without giving the effect to its conflict of the laws choice of law principles.

    A. The parties agree that all disputes between them or of any nature whatsoever shall be resolved in Deland, Florida via binding arbitrations using whichever accredited arbitration organization the Contractor prefers and under the rules governing such arbitrator.

    B.

12. Either party may change address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in Paragraph 13.

13. Complete Agreement: The Agreement contains the entire agreement of the party's relations to the subject matter thereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED TO:

"The Contractor"

Date: ___________ By:___________________________
Duly Authorized Officer
Mark A. Luden

"The Firm"

Date: 12/7/2011 By:___________________________
Jeffrey Paltrow d/b/a
Lighthouse Capital

10. Notices: All notices, requests and other communications hereunder shall be deemed to be duly given if sent by U.S. Mail postage, prepaid, and addressed to the other party as the addressed party set forth herein below.

11. Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by construed, and enforced in accordance with the internal laws of the State of Florida, without giving the effect to its conflict of the laws choice of law principles.

A. The parties agree that all disputes between them or of any nature whatsoever shall be resolved in Deland, Florida via binding arbitrations using whichever accredited arbitration organization the Contractor prefers and under the rules governing such arbitrator.

B.

12. Either party may change address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in Paragraph 13.

13. Complete Agreement: The Agreement contains the entire agreement of the party's relations to the subject matter thereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED TO:

"The Contractor"

Date: 12/5/2011

By: ____________________
Duly Authorized Officer
Mark A. Luden

"The Firm"

Date: 12/4/2011

By: ____________________
Jeffrey Paltrow d/b/a
Lighthouse Capital